Exhibit 23.1

KPMG LLP	Tel +44 (0) 20 7311 1000
Audit	Fax +44 (0) 20 7311 3311
15 Canada Square
London E14 5GL
United Kingdom

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Prudential Plc:

We consent to the use of our reports dated 20 March 2020 with respect to the consolidated statements of financial position of Prudential plc as of 31 December 2019 and 2018, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended 31 December 2019, and the related notes, and the disclosures marked “audited” within the Group Risk Framework section on pages 70 to 90 of the 2019 Form 20-F of Prudential plc, and the condensed financial statement Schedule II, and the effectiveness of internal control over financial reporting as of 31 December 2019, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
KPMG LLP
London, England
11 August 2020